EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/22/26 to 2/3/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
1/22/2026	Sell	20,768	11.88
1/23/2026	Sell	19,256	11.87
1/26/2026	Sell	44,314	11.89
1/27/2026	Sell	22,332	11.86
1/28/2026	Sell	63,819	11.91
1/29/2026	Sell	15,568	11.90
1/30/2026	Sell	67,476	11.94
2/2/2026	Sell	108,262	11.98
2/3/2026	Sell	24,598	11.98